UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 10, 2006
VIRBAC CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24312	43-1648680
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
          On August 10, 2006, Virbac Corporation (“Virbac” or the “Company”) entered into a definitive Tender Offer and Merger Agreement with Virbac S.A., a French company and majority owner of Virbac (“VBSA”) and Labogroup Holding, Inc., a U.S. wholly owned subsidiary of VBSA (“Labogroup”), under which Labogroup will commence an all cash tender offer at $5.25 per share for all of the shares of common stock of Virbac not currently owned by VBSA or its subsidiaries. Pursuant to the Tender Offer and Merger Agreement, if, following the tender offer by Labogroup, VBSA and its subsidiaries hold at least 90% of Virbac’s common stock and subject to customary conditions, the parties to the Tender Offer and Merger Agreement will consummate a merger whereby Virbac will be merged with and into Labogroup, with Virbac as the surviving corporation. Shares of common stock not tendered pursuant to the tender offer would be cancelled in the merger and the holders of such shares would receive cash consideration of $5.25 per share.
          The foregoing description of the transaction is qualified by reference to the copy of the Tender Offer and Merger Agreement described above, filed as Exhibit 2.1 hereof, and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit	Description

2.1	Tender Offer and Merger Agreement, dated August 10, 2006, by and among Virbac S.A., Interlab S.A.S, Labogroup Holding, Inc. and Virbac Corporation.

99.1	Joint Press Release of Virbac Corporation and Virbac S.A. dated August 10, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: August 10, 2006	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer